UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): April 30, 2007

Along Mobile Technologies, Inc.
(Exact name of Registrant as specified in its charter)

NEVADA	000-12423	94-2906927
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

No. 88, 9th Floor, Western Part of the 2nd South Ring Road, Xi’an City, Shaanxi Province, PRC (Address of principal executive offices)	710065 (Zip code)

Registrant’s telephone number, including area code: 011-86-29-88360097

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 30, 2007, the Company entered into a Consulting Agreement (the “Agreement”) with Jay and Associates, LLC d/b/a Elite Equity Marketing (“Elite Equity”), a Maryland limited liability company. Elite Equity will perform financial consulting for and on behalf of the Company in relation to interactions with broker-dealers, shareholders and members of the public and will consult with and advise the Company on matters pertaining to company investor/public relations, business modeling and development and the release of press information.

As compensation during the term of the Agreement, the Company shall pay Elite Equity compensation as follows:

Sixty-Six Thousand Six Hundred Sixty-Six (66,666) Free Trading Shares of the Company’s Common Stock (the “Service Shares”) per month, totaling Eight Hundred Thousand (800,000) Service Shares over the term of the Agreement, based on an SB-2 Filing.

In addition to the Service Shares, the Company will give Fifty Thousand (50,000) 144 Restricted Shares (“Restricted Shares”) of the Company’s Common Stock on a monthly basis, for a total of Six Hundred Thousand (600,000) Restricted Shares over the term of the Agreement.

In addition, the Company will provide Eight Hundred Thousand (800,000) Warrants exercisable in the following increments:

100,000 warrants exercisable at $1.50

100,000 warrants exercisable at $2.00

100,000 warrants exercisable at $2.50

100,000 warrants exercisable at $3.00

100,000 warrants exercisable at $3.50

100,000 warrants exercisable at $4.00

100,000 warrants exercisable at $4.50

100,000 warrants exercisable at $5.00

Furthermore, the Company will pay Elite Equity the sum of Seventy-Five Thousand Dollars (US$75,000) until an SB-2 filing becomes effective, at which time cash payments will cease upon the receipt of the Service Shares.

Exhibit No.	Description

10.1	Consulting Agreement between Along Mobile Technologies, Inc. and Elite Equity Marketing, LLC dated April 30, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALONG MOBILE TECHNOLOGIES, INC.

Date: May 1, 2007	By:	/s/ Jian Wei Li
Li, Jian Wei, President